Exhibit 5.1

	601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

BRC Inc.	April 18, 2022
1144 S. 500 W
Salt Lake City, UT 84101

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to BRC Inc., a Delaware public benefit corporation (the “Company”), in connection with the proposed registration by the Company of up to 27,232,384 shares of its Class A common stock, par value $0.0001 per share (the “Plan Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 18, 2022 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 8, 2022, (ii) minutes and records of the proceedings of the Company with respect to the issuance and sale of the Plan Shares, (iii) the BRC Inc. 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), (iv) the BRC Inc. 2022 Employee Stock Purchase Plan (the “ESPP” and, together with the Omnibus Incentive Plan, the “Plans”) and (v) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement related to the Plan Shares becomes effective under the Securities Act, (ii) when the Plan Shares have been duly issued in accordance with the terms of the applicable Plan and the applicable award agreements thereunder, (iii) when the Plan Shares are duly countersigned by the Company’s registrar, and (iv) upon receipt by the Company of the consideration to be paid therefor, the Plan Shares will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware (under which the Company is incorporated).

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BRC Inc.

April 18, 2022

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the General Corporation Law of the State of Delaware. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates of officials of the Company, public officials, and others as we have deemed appropriate.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Plan Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Securities Act and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP